SCHEDULE 14A INFORMATION

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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DUCOMMUN INCORPORATED

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DUCOMMUN INCORPORATED

200 Sandpointe Avenue, Suite 700

Santa Ana, California 92707-5759

(657) 335-3665

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 1, 2019

DATE & TIME: Wednesday, May 1, 2019 9:00 a.m. Pacific Time PLACE: Courtyard by Marriott Santa Ana 8 MacArthur Place, Santa Ana, CA 92707 RECORD DATE: March 4, 2019	Meeting Agenda
1

Elect the three directors named in the Proxy Statement to serve on the Board of Directors until the Company’s 2022 Annual Meeting of Shareholders and until their successors have been elected and qualified;

	2	Approve the Company’s executive compensation on an advisory basis;
	3	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s year ending December 31, 2019; and
	4	Transact any other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors unanimously recommends that you vote your shares “FOR” the election of each of the nominees named in the Proxy Statement and “FOR” each of the other above proposals.

Your vote is very important. Please read the proxy materials carefully and submit your proxy as soon as possible by the internet, telephone, or mail. Submitting your proxy by one of these methods will ensure your representation at the annual meeting regardless of whether you attend the meeting.

By order of the Board of Directors

Rajiv A. Tata

Secretary

Santa Ana, California

March 20, 2019

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 1, 2019:

The Notice of Annual Meeting, our Proxy Statement and our Annual Report to Shareholders are available at http://materials.proxyvote.com/264147

DUCOMMUN INCORPORATED

200 Sandpointe Avenue, Suite 700

Santa Ana, California 92707-5759

(657) 335-3665

PROXY STATEMENT

We are providing you with these proxy materials in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors) of Ducommun Incorporated of proxies to be used at our 2019 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held on May 1, 2019, at 9:00 a.m., Pacific Time, at the Courtyard by Marriott Santa Ana, 8 MacArthur Place, Santa Ana, California 92707. This Proxy Statement contains important information regarding the Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used herein, “we,” “us,” “our,” or the “Company” refers to Ducommun Incorporated, a Delaware corporation. A Notice of Internet Availability of Proxy Materials, this Proxy Statement, accompanying proxy card or voting instruction card, and our 2018 Annual Report to Shareholders will be made available to our shareholders on or about March 20, 2019. Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”) we are making our proxy materials available to our shareholders electronically via the Internet. The Notice of Internet Availability of Proxy Materials contains instructions on how to access an electronic copy of our proxy materials, including this Proxy Statement and our 2018 Annual Report to Shareholders. The Notice also contains instructions on how to request a paper copy of the Proxy Statement. We believe this process will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of the Annual Meeting.

At the Annual Meeting, you will be asked to vote on the following proposals:

(1) Election of the three directors named in this Proxy Statement to serve on the Board of Directors until the Company’s 2022 Annual Meeting and until their successors have been elected and qualified;

(2) Approve the Company’s executive compensation on an advisory basis;

(3) Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s year ending December 31, 2019; and

(4) Transact any other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends that you vote your shares “FOR” the election of each of the nominees named in this Proxy Statement and “FOR” each of the other proposals.

Holders of our common stock as of the close of business on March 4, 2019 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Company had outstanding 11,425,954 shares of Common Stock, $.01 par value per share (the “Common Stock”). You can vote your shares in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

(1) By Telephone—You can vote by telephone by calling (800) 690-6903 and following the instructions on the Notice or proxy card;

(2) By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card; or

(3) By Mail—If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

If your shares are held in the name of a bank, broker or other nominee, you must follow the instructions of your bank, broker or other nominee in order for your shares to be voted.

If you vote by proxy, the individuals named on the proxy card will vote your shares in the manner you indicate. In the election of directors, holders of Common Stock have cumulative voting rights. Cumulative voting rights entitle a shareholder to a number of votes equal to the number of directors to be elected multiplied by the number of shares held. The votes so determined may be cast for one candidate or distributed among one or more candidates. Votes may not be cast, however, for a greater number of candidates than the number of nominees named herein. On all other matters to come before the Annual Meeting, each holder of Common Stock will be entitled to one vote for each share owned, and you may specify whether your shares should be voted for or against each of the other proposals. If you submit a proxy without indicating your instructions, your shares will be voted as follows: (1) “FOR” the election of each of the three directors named in the Proxy Statement to serve on the Board of Directors until the Company’s 2022 Annual Meeting of Shareholders and until their successors have been elected and qualified, (2) “FOR” approval of the Company’s executive compensation on an advisory basis, (3) “FOR” ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019, and (4) in their discretion on such other business as may properly come before the Annual Meeting or any adjournment thereof. Any shareholder may revoke his or her proxy at any time prior to its use by (1) sending a written revocation to the Corporate Secretary, (2) submitting a later dated proxy, or (3) attending the Annual Meeting and voting in person.

In order to conduct business at the Annual Meeting, a “quorum” must be established. A “quorum” is a majority in voting power of the outstanding shares of common stock entitled to vote at the Annual Meeting. Both shares of common stock that reflect abstentions and broker non-votes will be treated as present and entitled to vote for the purposes of establishing a quorum. “Broker non-votes” are shares held by a broker, bank or other nominee with respect to which the holder of record does not have discretionary power to vote on a particular proposal and with respect to which instructions were never received from the beneficial owner. Shares that constitute broker non-votes with respect to a particular proposal will not be considered present and entitled to vote on that proposal at the Annual Meeting even though the same shares will be considered present for purposes of establishing a quorum and may be entitled to vote on other proposals. However, in certain circumstances, such as the appointment of the independent registered public accounting firm, the broker, bank or other nominee has discretionary authority and, therefore, is permitted to vote your shares even if the broker, bank or other nominee does not receive voting instructions from you. Election of the directors and the approval of the Company’s executive compensation on an advisory basis are not considered “routine” matters and as a result, your broker, bank or other nominee will not have discretion to vote on these matters at the Annual Meeting unless you provide applicable instructions to do so. Therefore, we strongly encourage you to follow the voting instructions on the materials you receive.

In the election of each of the directors, the candidate receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on director elections. For all other proposals to be approved, the proposal must receive the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect as a vote against Proposals 2 and 3, whereas broker non-votes will not affect the outcome of Proposals 1 or 2.

We intend to solicit proxies by mail, interview, telephone, facsimile, and internet. D. F. King & Co., Inc. has been retained to assist in the solicitation of proxies for which it will be paid a fee of $7,500 plus reimbursement of out-of-pocket expenses. Brokers, nominees, banks, and other custodians will be reimbursed for their costs incurred in forwarding solicitation material to beneficial owners. All expenses incident to the proxy solicitation will be paid by the Company.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on May 1, 2019.

The Notice of Annual Meeting, this Proxy Statement and the 2018 Annual Report to Shareholders are

available at

http://materials.proxyvote.com/264147.

PROPOSAL 1: ELECTION OF DIRECTORS

Three directors (out of a total of eight) are to be elected at the Annual Meeting to serve for a three-year term ending at the Annual Meeting of Shareholders in 2022 and the election and qualification of their respective successors. The nominees for such positions are Robert C. Ducommun, Dean M. Flatt, and Jay L. Haberland.

In the absence of a contrary direction, proxies in the accompanying form will be voted for the election of Messrs. Ducommun, Flatt, and Haberland. Management does not contemplate that Messrs. Ducommun, Flatt, or Haberland will be unable to serve as directors, but if that should occur, the person designated in the proxies will cast votes for such other persons in accordance with their best judgment. In the event that any person other than the nominees named herein should be nominated for election as a director, the proxy holders may vote for less than all of the nominees and in their discretion may cumulate votes. Should any of the directors whose terms continue past the Annual Meeting cease to serve as directors prior to the Annual Meeting, the authorized number of directors will be reduced accordingly. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” MESSRS. DUCOMMUN, FLATT, AND HABERLAND.

Directors’ Qualifications

The Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee the management of the Company, and support the interests of the Company’s shareholders. In addition, the Board believes that there are certain attributes that every director should possess, as presented in the recently revised Corporate Governance Guidelines. Accordingly, the Board and its Corporate Governance and Nominating Committee consider the qualifications of directors and director candidates individually, and in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Corporate Governance and Nominating Committee is responsible for developing and recommending director membership criteria to the Board for approval. The criteria, which are presented in the Company’s Corporate Governance Guidelines, include independent and sound judgment, integrity, the ability to commit sufficient time and attention to Board activities, and the absence of potential conflicts with the Company’s interests. In addition, the Corporate Governance and Nominating Committee periodically evaluates the composition of the Board to assess the skills, experience, and perspective that are currently represented on the Board as well as those the Board believes will be valuable in the future given the Company’s current state and strategic plans.

As part of this periodic assessment, the Corporate Governance and Nominating Committee also evaluates the effectiveness of the overall Board dynamic. While the Company does not have a formal policy on board diversity, its recently revised Corporate Governance Guidelines reflect the Board’s belief that a blend of different perspectives contributes to the quality of the Board’s oversight, and is an essential component of effective governance. The Company, therefore, is committed to assuring that the Board’s diversity is reflected not just in the variety of the directors’ professional backgrounds and experiences, but also in the perspectives represented by directors of different personal characteristics, their gender, race, cultural heritage, and age in particular.

The Corporate Governance and Nominating Committee will reaffirm the Board’s commitment to engaging a diverse field of director candidates when considering Board composition in the future. With this comes the commitment that as Board seats become available, the Corporate Governance and Nominating Committee will continue to actively identify qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen. The Corporate Governance and Nominating Committee is confident that with this commitment, individuals with diverse perspectives and personal characteristics will have significantly better representation and visibility within the pool of director candidates from which future Board members will be selected and nominated.

In evaluating director candidates, and considering incumbent directors for renomination to the Board of Directors, the Corporate Governance and Nominating Committee has considered a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience.

The following information is furnished as of March 4, 2019, with respect to each person who is a nominee for election to the Board of Directors, as well as for the other five directors of the Company whose terms of office will continue after the Annual Meeting.

Stephen G. Oswald	Age 55	Director Since 2017	Term Expires 2020
Chairman, President, and Chief Executive Officer

Mr. Oswald has been the President and Chief Executive Officer since January 23, 2017 and Chairman of the Board since May 2, 2018. From 2012 to 2015, Mr. Oswald was Chief Executive Officer of Capital Safety Company, a manufacturer of fall protection, confined space, and rescue equipment. Prior to that, Mr. Oswald spent approximately 15 years in various leadership roles at United Technologies Corporation, including as President of the Hamilton Sundstrand Industrial division. As the current Chairman, President and Chief Executive Officer of the Company, Mr. Oswald provides management’s perspective in board discussions about the business and strategic direction of the Company.

Board Committees: Innovation

Richard A. Baldridge	Age 60	Director Since 2013	Term Expires 2020
President and Chief Operating Officer, ViaSat, Inc.

Mr. Baldridge has been the President and Chief Operating Officer of ViaSat, Inc. since 2003. Mr. Baldridge joined ViaSat in April 1999, serving as Executive Vice President, Chief Financial Officer and Chief Operating Officer from 2000 and Executive Vice President and Chief Operating Officer from 2002. Prior to joining ViaSat, Mr. Baldridge was a senior executive of Raytheon Corporation’s Training Systems Division and Hughes Information Systems and Hughes Training Inc., prior to their acquisition by Raytheon in 1997. Mr. Baldridge is also a director of ViaSat and EvoNexus. As the President and Chief Operating Officer of a leading provider of satellite communications systems and services and secure networking systems, Mr. Baldridge contributes to the Board broad operational and financial experience and an understanding of the defense markets served by the Company’s business.

Board Committees: Audit, Corporate Governance and Nominating, and Innovation

Gregory S. Churchill	Age 61	Director Since 2013	Term Expires 2021
Retired Executive Vice President, International and Service Solutions, Rockwell Collins, Inc.

Mr. Churchill served for over 30 years at Rockwell Collins, Inc. (“Rockwell”) in varying capacities until his retirement in March 2013, including most recently as Executive Vice President, International and Service Solutions, from February 2010 until his retirement in March 2013. Prior thereto, Mr. Churchill was Executive Vice President and Chief Operating Officer, Government Systems, and the Vice President and General Manager, Business and Regional Systems, of Rockwell. As a senior executive of one of the premier communications and aviation electronics suppliers for commercial and military customers worldwide, Mr. Churchill brings to the Company a thorough understanding of key customers, as well as major defense and commercial aerospace electronics markets served by the Company’s business.

Board Committees: Compensation and Innovation (Committee Chair)

Shirley G. Drazba	Age 60	Director Since 2018	Term Expires 2021
Retired Corporate Vice President, Product Line Strategy & Innovation, IDEX Corporation

Ms. Drazba served for almost 20 years with Honeywell International, Inc., a manufacturer of aerospace products and services, control technologies, automotive products, turbochargers and specialty materials, in increasingly important technical and engineering leadership positions. Most recently, from 2014 to 2017, Ms. Drazba served as Corporate Vice President, Product Line Strategy & Innovation for IDEX Corporation, which designs, manufactures and markets a range of pump products, dispensing equipment and other engineered products to a diverse domestic and international customer base. As a long-time executive responsible for product strategy, innovation and commercial excellence, Ms. Drazba contributes to the Board extensive experience in creating high value creation opportunities for the Company’s product lines, as well as experience in leading strategic acquisitions to enhance product portfolios and market positioning.

Board Committees: Innovation Committee

Robert C. Ducommun	Age 67	Director Since 1985	Term Expires 2022
Business Advisor

Mr. Ducommun is a Business Advisor. Mr. Ducommun was previously the Chief Financial Officer for several private companies and a management consultant with McKinsey & Company. As a former management consultant and Chief Financial Officer, Mr. Ducommun brings to the Board substantial financial acumen and leadership in setting the strategic direction for the Company.

Board Committees: Corporate Governance and Nominating (Committee Chair) and Audit

Dean M. Flatt	Age 68	Director Since 2009	Term Expires 2022
Retired President, Defense & Space, Honeywell International, Inc.

Mr. Flatt is the retired President, Defense & Space of Honeywell International, Inc., a position he occupied from July 2005 until his retirement in July 2008. Mr. Flatt was previously President, Aerospace Electronic Systems and President, Performance Materials of Honeywell International, Inc. Mr. Flatt is a Director of Curtiss-Wright Company where he serves on its Audit Committee and Executive Compensation Committee. As the former President of several divisions of one of the world’s largest avionics manufacturers, Mr. Flatt contributes to the Board diverse operational experience and understanding of technologies relevant to the Company’s business.

Board Committees: Compensation (Committee Chair)

Jay L. Haberland	Age 68	Director Since 2009	Term Expires 2022
Retired Vice President, United Technologies Corporation

Mr. Haberland is the retired Vice President, Business Controls of United Technologies Corporation, a position he held from 2003 until his retirement in 2008. Mr. Haberland was previously the Chief Financial Officer of Sikorsky Aircraft Company, a subsidiary of United Technologies Corporation, and Vice President, Chief Financial Officer, Controller and Chief Accounting Officer of United Technologies Corporation. Mr. Haberland is a Director of Wesco Aircraft Holdings, Inc. As the former Chief Financial Officer of one of the world’s largest helicopter manufacturers and the Chief Accounting Officer of a world-wide diversified manufacturer, Mr. Haberland is a certified public accountant and provides the Board with significant expertise in financial and accounting matters, as well as substantial international experience.

Board Committees: Audit (Committee Chair)

Robert D. Paulson	Age 73	Director Since 2003	Term Expires 2020
Chief Executive Officer, Aerostar Capital LLC

Mr. Paulson has been the Chief Executive Officer of Aerostar Capital LLC, a private equity firm, since he founded the firm in 1997. Mr. Paulson has been a management consultant for the aerospace industry for over 30 years, and was previously a senior partner with McKinsey & Company. Mr. Paulson is a Director of Wesco Aircraft Holdings, Inc. As a long-time consultant and investor in the aerospace industry, Mr. Paulson contributes to the Board substantial experience in developing and executing business strategies, as well as experience in the acquisition of businesses.

Board Committees: Compensation and Corporate Governance and Nominating

Lead Director

The Board of Directors met six times in 2018. All directors attended one hundred percent (100%) of the meetings of the Board of Directors and Committees of the Board of which they were members during 2018. The Company strongly encourages all directors to attend the Annual Meeting of Shareholders, and all of the directors at the time attended the 2018 Annual Meeting of Shareholders. The Company has instituted a policy of holding regularly scheduled executive sessions of non-management directors following each regularly scheduled meeting of the full Board of Directors. Additional executive sessions of non-management directors may be held from time to time as required. The director serving as the presiding director during executive sessions currently is Mr. Paulson, the lead director of the Board of Directors. The graphic below depicts the perfect attendance of directors at Board and committee meetings held in 2018:

The Board of Directors has determined that each of Ms. Drazba and Messrs. Baldridge, Churchill, Ducommun, Flatt, Haberland and Paulson qualify as independent directors under the independence standards of the New York Stock Exchange’s (“NYSE”) listing standards.

COMPENSATION OF DIRECTORS

Description of Director Compensation

Between 2012 and December 31, 2018, Directors who were not employees of the Company or a subsidiary were paid an annual retainer, a fixed fee for each committee of which they are a member and a fee for each meeting of a committee they attended as follows:

Board Retainer		Committee Chair Cash Retainer			Lead Director Cash Retainer	Committee Meeting Cash Fee
Cash	Stock-Based(1)	Audit	Compensation	Corp. Gov.
$50,000	$60,000	$12,500	$10,000	$7,500	$20,000	$1,750

(1)

Restricted stock units for a number of shares (rounded to the nearest 100 shares) equal to the stated dollar amount divided by the average closing price of the Company’s Common Stock on the NYSE on the five trading days immediately preceding the date of grant.

Based on various factors, including the fact that Director compensation remained unchanged since 2012, the Company’s improved operational and financial performance trajectory over the past two years, and to bring Director compensation in line with market levels, effective as of January 1, 2019, Directors who are not employees of the Company or a subsidiary are paid an annual retainer and a fixed fee for each meeting of a committee of which they are a member as follows:

Board Retainer		Committee Chair Cash Retainer				Lead Director Cash Retainer	Committee Cash Meeting Fee
Cash	Stock-Based(1)	Audit	Compensation	Innovation	Corp. Gov.
$70,000	$100,000	$17,500	$12,500	$7,500	$7,500	$30,000	$2,000

(1)

Restricted stock units for a number of shares (rounded to the nearest 100 shares) equal to the stated dollar amount divided by the average closing price of the Company’s Common Stock on the NYSE on the five trading days immediately preceding the date of grant.

Under the Directors Deferred Income and Retirement Plan, which went into effect in 2009, a director may elect to defer payment of all or part of his or her fees for service as a director until the director retires from service on the Board of Directors. Deferred directors’ fees may be notionally invested, at the election of the director, in a fixed interest account or a phantom stock account which tracks the Common Stock of the Company with dividends (if any), and will be paid with earnings thereon following the retirement of the director. Upon retirement from the Board of Directors, Mr. Ducommun will receive an annual retainer fee of $25,000, which was in effect in 2009, for life or for a period of years equal to his service as a director prior to 1997 (when the accrual of additional years of service was terminated), whichever is shorter, provided that he retires after the age of 65, and is not an employee of the Company when he retires.

2018 Director Compensation Table

The following table presents the compensation earned or paid by the Company to the non-employee directors for the year ended December 31, 2018.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Richard A. Baldridge	74,500	56,940	0	131,440
Gregory S. Churchill	55,250	56,940	0	112,190
Shirley G. Drazba	20,000	22,794	0	42,974
Robert C. Ducommun	82,000	56,940	894	139,834
Dean M. Flatt	65,250	56,940	0	122,190
Jay L. Haberland	78,250	56,940	0	135,190
Robert D. Paulson	84,000	56,940	0	140,940

(1)	During fiscal year 2018, 2,000 restricted stock units were granted to each of Messrs. Baldridge, Churchill, Ducommun, Flatt, Haberland and Paulson.
(2)

These amounts represent the aggregate grant date fair value of stock awards granted in 2018 as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718. The methodology and assumptions used in the valuation of stock awards are contained in Footnote 11 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2018.

(3)	Ms. Drazba was granted 600 restricted stock units upon her appointment to the Board of Directors in October 2018.

Director Stock Ownership Policy

The Board of Directors has adopted a stock ownership requirement covering all non-employee directors. Under the policy, non-employee directors must acquire and hold shares of the Company’s common stock equal in value to at least six times the annual Board cash retainer paid to all non-employee directors. Non-employee directors have five years from the later of the adoption of the policy or their initial election to meet this stock ownership guideline. All directors are in compliance or have additional time in which to comply with the stock ownership guideline.

BOARD LEADERSHIP STRUCTURE

The Company’s Bylaws provide the Board with the discretion to elect a Chairman who may or may not be an officer of the Company. This provides the Board with flexibility to decide what leadership structure is in the best interests of the Company at any point in time and the Board periodically reviews the structure of Board and Company leadership as part of the succession planning process.

At the Company’s 2018 Annual Meeting, the Board appointed Mr. Oswald to the position of Chairman, and Mr. Oswald now holds both the Chairman and Chief Executive Officer roles as his predecessor, Mr. Anthony J. Reardon, did from 2012 through 2016. The independent members of the Board of Directors have determined that having the same person serve as Chairman and Chief Executive Officer will provide a more efficient leadership structure for the Company when combined with an active lead director to assure the quality of the Company’s governance. In the future, however, the roles of Chairman and Chief Executive Officer may be filled by the same or different individuals.

The Board of Directors also believes that strong, independent leadership and oversight of management is an important component of an effective Board of Directors. In this regard, the Board has elected Robert D. Paulson as the independent lead director with leadership authority and responsibilities. Mr. Paulson, together with the other members of the Board of Directors, review the agenda for all Board meetings, and Mr. Paulson sets the agenda for and leads all executive sessions of the independent directors and provides consolidated feedback from those meetings to the Chairman and the Chief Executive Officer. The Board of Directors regularly meets in executive session without management present during each Board meeting and outside of regularly scheduled Board meetings on key issues as required. The lead director’s responsibilities and authority include:

•	coordinating the activities of the independent directors;

•	presiding at meetings of the Board of Directors at which the Chairman and the CEO are not present, including executive sessions of the independent directors;

•	setting the agenda for and leading non-management and independent director sessions held by the Board regularly, and briefing the Chairman and the CEO on any issues arising from those sessions;

•	having the authority to call executive sessions of the independent directors;

•	serving as a liaison between the Chairman and the CEO and the independent directors;

•	advising on the flow of information sent to the Board of Directors, and reviewing the agenda, materials and schedule for Board meetings; and

•	being available for consultation and communication with major shareholders as appropriate.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board of Directors oversees risk management as a whole and through its Committees. The Board regularly reviews information regarding, and risks associated with, the Company’s operations and liquidity.

While the full Board of Directors has the ultimate oversight responsibility for the risk management process, various Board Committees also have responsibilities for risk management in certain areas. In particular, the

Audit Committee reviews risks related to financial reporting and internal controls. The Audit Committee also, at least annually, reviews and assesses enterprise-wide risks and risk mitigation plans implemented by management. Management regularly reports on each such risk to the Audit Committee or the full Board of Directors, as appropriate, and additional review or reporting on enterprise risks is conducted as needed or as requested by the Board of Directors or the Audit Committee. The Compensation Committee annually reviews the Company’s overall compensation programs and their effectiveness in aligning executive pay with performance in the interests of shareholders. The Corporate Governance and Nominating Committee reviews and makes recommendations to the Board concerning the Company’s leadership structure and director independence. The Innovation Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities concerning technology-related opportunities and issues of strategic importance to the Company.

The Compensation Committee reviews the risks associated with the Company’s compensation policies and practices for executive officers and employees generally. The Compensation Committee did not identify any risks arising from these policies and practices which are reasonably likely to have a material adverse effect on the Company. In the course of its review, the Compensation Committee considered various features of the compensation policies and practices that discourage excessive risk taking, including, but not limited to, the following:

•	An appropriate compensation philosophy based on peer group, pay for performance, and other market compensation data;

•	An effective balance between cash and equity-based compensation;

•	An appropriate mix of short and longer-term performance measures, and maximum payouts under annual cash incentive programs;

•	Multi-year vesting of long-term stock compensation awards;

•	Stock ownership guidelines for key executive officers;

•	Financial and non-financial performance measurements, together with Compensation Committee and management discretion to adjust compensation appropriately; and

•	Limited perquisites and retirement benefits.

COMMITTEES OF THE BOARD OF DIRECTORS

The Company has four standing Board Committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Innovation Committee. The current membership of each Committee is as follows:

Director	Audit Committee	Compensation Committee	Corporate Governance & Nominating Committee	Innovation Committee
Robert D. Paulson		X	X
Richard A. Baldridge	X		X	X
Gregory S. Churchill		X		X*
Shirley G. Drazba				X
Robert C. Ducommun	X		X*
Dean M. Flatt		X*
Jay L. Haberland	X*			X
Stephen G. Oswald				X
* = Committee Chair

The Audit Committee, which met eight times during 2018, among other things, oversees the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, performance and independence, and the performance of the Company’s internal audit function. The current members of the Audit Committee are: Jay Haberland (Committee Chair) Richard Baldridge, and Robert Ducommun. All of the members of the Audit Committee meet the independence criteria of the NYSE’s listing standards. The Board of Directors, in its business judgment, has determined that each of Messrs. Baldridge, Ducommun, and Haberland are “financially literate,” under the NYSE listing standards and that Mr. Haberland is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. The Audit Committee is governed by a charter which was adopted by the Board of Directors, and which is available on the Company’s website at https://www.ducommun.com in the Corporate Governance section of the Investor Relations webpage and in print to any shareholder that requests it. Any such request should be addressed to Ducommun Incorporated, 200 Sandpointe Avenue, Suite 700, Santa Ana, California 92707-5759, Attention: Corporate Secretary.

The Compensation Committee, which met three times during 2018, among other things, reviews and approves compensation for executive officers, grants stock options and other stock-based awards, administers stock option and stock-based award programs, reviews and recommends retirement plans, reviews and approves employment agreements and severance arrangements for executive officers, and oversees the evaluation of management of the Company. The current members of the Compensation Committee are: Dean Flatt (Committee Chair), Gregory Churchill, and Robert Paulson. All of the members of the Compensation Committee meet the independence criteria of the NYSE’s listing standards. The Compensation Committee is governed by a charter which was adopted by the Board of Directors, and which is available on the Company’s website at https://www.ducommun.com in the Corporate Governance section of the Investor Relations webpage and in print to any shareholder that requests it. Any such request should be addressed to Ducommun Incorporated, 200 Sandpointe Avenue, Suite 700, Santa Ana, California 92707-5759, Attention: Corporate Secretary.

The Corporate Governance and Nominating Committee, which met four times during 2018, among other things, reviews and recommends to the Board of Directors the nominees for election as directors of the Company and oversees the corporate governance of the Company. The current members of the Corporate Governance and Nominating Committee are: Robert Ducommun (Committee Chair), Richard Baldridge, and Robert Paulson. All of the members of the Corporate Governance and Nominating Committee meet the independence criteria of the NYSE’s listing standards. The Corporate Governance and Nominating Committee is governed by a charter which was adopted by the Board of Directors, and which is available on the Company’s website at https://www.ducommun.com in the Corporate Governance section of the Investor Relations webpage and in print to any shareholder that requests it. Any such request should be addressed to Ducommun Incorporated, 200 Sandpointe Avenue, Suite 700, Santa Ana, California 92707-5759, Attention: Corporate Secretary.

The Innovation Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities concerning technology-related opportunities and issues of strategic importance to the Company. The current members of the Innovation Committee are: Gregory S. Churchill (Committee Chair), Richard A. Baldridge, Shirley G. Drazba, and Stephen G. Oswald. All of the members of the Innovation Committee, with the exception of Mr. Oswald, meet the independence criteria of the NYSE’s listing standards. The Innovation Committee is governed by a charter which was adopted by the Board of Directors, and which is available on the Company’s website at https://www.ducommun.com in the Corporate Governance section of the Investor Relations webpage and in print to any shareholder that requests it. Any such request should be addressed to Ducommun Incorporated, 200 Sandpointe Avenue, Suite 700, Santa Ana, California 92707-5759, Attention: Corporate Secretary.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board has adopted a Code of Business Conduct and Ethics that is applicable to all directors, employees, and officers (including the Company’s Chief Executive Officer, Chief Financial Officer and Principal

Accounting Officer). Among other things, the Code of Business Conduct and Ethics requires directors, employees, and officers to avoid any activity that may result in a conflict of interest with the Company; maintain the confidentiality of information entrusted to them by the Company or its customers (except when disclosure is authorized or legally mandated); to deal fairly with the Company’s customers, suppliers, competitors, and employees; protect the Company’s assets and insure their efficient use; and maintain the Company’s books, records, accounts and financial statements in reasonable detail, fairly reflect the Company’s transactions, and conform to both applicable legal requirements and to the Company’s system of internal controls. The Code of Business Conduct and Ethics is available on the Company’s website at https://www.ducommun.com in the Corporate Governance section of the Investor Relations webpage and in print to any shareholder that requests it. Any such request should be addressed to Ducommun Incorporated, 200 Sandpointe Avenue, Suite 700, Santa Ana, California 92707-5759, Attention: Corporate Secretary. We intend to post on the Company’s website amendments, if any, to the Code of Business Conduct and Ethics, as well as any waivers thereunder, with respect to our officers and directors as required to be disclosed by the SEC and NYSE rules.

The Board has also adopted a Code of Ethics for Senior Financial Officers that is applicable to the chief executive officer, president, chief financial officer, treasurer and controller of the Company, and the president, vice president of finance and controller of each subsidiary of the Company. The Code of Ethics for Senior Financial Officers, among other things, requires the Company’s Senior Financial Officers to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company and to promptly report violations of the Code to the Audit Committee. The Code of Ethics for Senior Financial Officers is available on the Company’s website at https://www.ducommun.com in the Corporate Governance section of the Investor Relations webpage and in print to any shareholder that requests it. Any such request should be addressed to Ducommun Incorporated, 200 Sandpointe Avenue, Suite 700, Santa Ana, California 92707-5759, Attention: Corporate Secretary. We intend to post on the Company’s website amendments, if any, to the Code of Ethics for Senior Financial Officers, as well as any waivers thereunder, with respect to our officers and directors as required to be disclosed by the SEC and NYSE rules.

CORPORATE GOVERNANCE GUIDELINES

The Board adopted Corporate Governance Guidelines, which among other things, specify the criteria to be considered for director candidates; impose tenure limits on directors; require the independent directors to hold periodic meetings without executive management present; and reflect the Board’s belief that a blend of different perspectives contributes to the quality of the Board’s oversight, and are an essential ingredient of effective governance. In 2018, the Board revised the Company’s Corporate Governance Guidelines to emphasize its belief that diversity and a blend of different perspectives contributes to a vital and complementary board dynamic, which is essential to effective governance. As such, the Company is committed to assuring that the Board’s diversity is reflected not only in the variety of directors’ professional backgrounds and experiences, but also in the perspectives represented by directors of different personal characteristics, their gender, race, cultural heritage, and age. The Corporate Governance Guidelines are available on the Company’s website at https://www.ducommun.com in the Corporate Governance section of the Investor Relations webpage and in print to any shareholder that requests it. Any such request should be addressed to Ducommun Incorporated, 200 Sandpointe Avenue, Suite 700, Santa Ana, California 92707-5759, Attention: Corporate Secretary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2018, no member of the Compensation Committee of the Board of Directors was or had been an officer or employee of the Company, or had any relationship requiring disclosure hereunder. During 2018, no executive officer of the Company served as a member of the Compensation Committee or as a director of another entity, none of whose executive officers served on the Compensation Committee of the Board of Directors or as a director of the Company.

NOMINATING PROCESS

The Corporate Governance and Nominating Committee will consider director candidates recommended by security holders of the Company, provided that any security holder recommending a director candidate must have beneficially owned more than five percent (5%) of the Company’s voting common stock continuously for at least one (1) year as of the date the recommendation is made and any such security holder may submit the name of only one person each year for consideration as a director candidate. All such security holders’ recommendations of director candidates must be submitted to the Secretary of the Company in writing no later than October 31 of the year preceding the annual meeting of shareholders, and must include (i) the full name, address and Social Security number of the director candidate recommended, (ii) the full name, address and taxpayer identification number of each of the security holders, and (iii) an affidavit of each of the security holders that they satisfy the minimum beneficial ownership of common stock requirements set forth above. The Corporate Governance and Nominating Committee considers and evaluates candidates recommended by security holders in the same manner that it considers and evaluates other director candidates.

The Corporate Governance and Nominating Committee believes that all Committee-recommended nominees for election as a director of the Company must, at a minimum, have (i) experience and expertise, sound judgment, and a record of accomplishment in areas relevant to the Company’s business activities, (ii) unquestionable integrity, (iii) a commitment to representing the interests of the Company’s shareholders in fulfillment of the Company’s goals and objectives, (iv) independence, and the absence of potential conflicts with the Company’s interests in fulfilling their responsibilities, (v) the willingness to devote sufficient time, energy, and attention in carrying out their duties and responsibilities, and (vi) the willingness to serve on the Board for an extended period of time. In identifying candidates to serve on the Board, the Corporate Governance and Nominating Committee first determines the evolving needs of the Board, taking into account such factors as it deems appropriate, including the current composition of the Board, the range of talents, experiences and skills that would best complement those already represented on the Board, the balance of management and independent directors, the diversity in perspectives represented by directors of different personal characteristics, gender, race, cultural heritage, and age, and the need for financial or other specialized expertise, as discussed in greater detail above under “Directors’ Qualifications.”    In support of this process, the Board conducts periodic self-assessments to identify areas of impact that the directors believe are important to the Company’s overall governance and for the execution of its long-term strategy. The assessment, in turn, helps the Board determine whether its current mix of experience, skills and perspectives are addressing the identified areas of impact, and reveal capabilities that will be needed to address those areas of impact in the near future. The results of the assessment completed in 2018 revealed the need for additional expertise in the development and execution of technology based product and market strategies, and in the creation and deployment of innovative development, fabrication and management processes. As a result, the Corporate Governance Committee, with the assistance of an outside search firm, Spencer Stuart, identified Ms. Drazba from within a competitive pool of candidates, and recommended to the Board that she be appointed as a director.

The Corporate Governance and Nominating Committee also believes that at least a majority, and preferably two-thirds, of the Company’s directors should be independent under the NYSE rules, and that at least one member of the Board must be an “audit committee financial expert” as defined by SEC rules. All persons to be considered for nomination as a director of the Company by the Corporate Governance and Nominating Committee must complete a questionnaire, provide such additional information as the Corporate Governance and Nominating Committee may request, and meet in person with directors of the Company.

SECURITY HOLDERS AND OTHER INTERESTED PARTIES

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Security holders and other interested parties may communicate with the Company’s Board in writing by mail, addressed to Board of Directors, Ducommun Incorporated, 200 Sandpointe Avenue, Suite 700, Santa Ana,

CA 92707-5759. Persons wishing to communicate with the Board should include their full name and address. Security holders and other interested parties wishing to communicate with the Board should also include the number of shares of common stock beneficially owned, and the name of the record holder of the common stock if different from themselves (e.g., the name of any broker or bank holding the stock). The Company intends to forward all communications from security holders and other interested parties in the manner described above to the Corporate Governance and Nominating Committee members, who will then determine whether the communications should be distributed to the entire Board. If the Board receives a substantial number of communications from security holders and other interested parties, the Corporate Governance and Nominating Committee may delegate to the secretary of the Company the screening of these communications to remove solicitations and communications unrelated to the Company’s business. Should shareholders or other interested parties desire to communicate with the Company’s lead director or non-management directors as a group, such communications should be addressed to either the presiding director or the non-management directors at the address set forth above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than 10% of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish copies of such forms to the Company. Based solely on a review of the copies of such forms furnished to the Company, and on written representations that no Form 5’s were required, the Company believes that during its past year all of its officers, directors, and greater than 10% owners complied with the filing requirements of Section 16(a) except each of Stephen G. Oswald, Amy M. Paul, and Jerry L. Redondo failed to timely report one transaction on Form 4 (with respect to the withholding of shares upon vesting of restricted stock units to satisfy the Company’s payroll tax withholding obligations), each of which was subsequently filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of fiscal 2018, we were not a participant in any transaction, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock or any of the immediate family members of any of the foregoing persons had or will have a direct or indirect material interest.

Although we do not have a written policy for the review of related party transactions, we have designed our internal control framework to identify any related party transactions. Any identified transactions are then reviewed to confirm that they comply with internal policies, procedures, and applicable regulations.

EXECUTIVE OFFICERS

Stephen G. Oswald	Age 55

Mr. Oswald has served as President and Chief Executive Officer since January 23, 2017, and as Chairman of the Board since May 2, 2018. For additional information on Mr. Oswald, see “PROPOSAL 1: ELECTION OF DIRECTORS, “Directors’ Qualifications” on page 5.

Douglas L. Groves	Age 57

Mr. Groves has served as Vice President, Chief Financial Officer, and Treasurer since 2016. Mr. Groves was Vice President and Chief Accounting Officer from 2013 to 2015. Mr. Groves was previously Corporate Vice President and Chief Information Officer of Beckman Coulter, Inc., part of the Danaher Corporation group of companies, and prior to that was Vice President of Finance for the North American operations of Beckman Coulter, Inc.

Jerry L. Redondo	Age 59

Mr. Redondo has served as Senior Vice President of Operations and Head of Ducommun Structures since June 1, 2017. Mr. Redondo was Vice President, Operational Excellence from 2015 to 2017. Mr. Redondo was Vice President, Operational Excellence for several of the Company’s subsidiaries from 2013 to 2015. Prior to joining Ducommun, Mr. Redondo was Group Vice President of Crane Aerospace & Electronics, Inc. (from 2010 to 2013), an integrated source for among other things, sensing, power, braking, and electronics, and Director of Operations and Global Supply Chain of the Parker Aerospace Control Systems Division of Parker Hannifin Company (from 1991 to 2010).

Rosalie F. Rogers	Age 57

Ms. Rogers joined the Company in 2006 and has served as Vice President and Chief Human Resources Officer since 2015. Ms. Rogers was previously Vice President, Human Resources from 2008 to 2015 and a Vice President, Human Resources and Shared Services for one of the Company’s business units from 2006 to 2008.

Christopher D. Wampler	Age 51

Mr. Wampler has served as Vice President, Controller and Chief Accounting Officer since 2016. Mr. Wampler was Vice President and Assistant Controller for several of the Company’s subsidiaries from 2013 to 2015. Mr. Wampler was previously the Controller of Just Fabulous, Inc., an online subscription fashion retailer, from 2012 to 2013, and the Division Controller of the A.O. Smith Electrical Products Co. from 2004 to 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below show the beneficial ownership of our common stock by beneficial owners of more than 5% of our common stock, each of our directors and nominees for director, each executive officer named in the Summary Compensation Table contained in this Proxy Statement, and all directors and executive officers as a group. This information is as of March 4, 2019, except as otherwise indicated in the notes to the tables, and does not account for any tax withholding of shares that may occur after March 4, 2019 in connection with the vesting of restricted stock units and/or settlement of performance stock units that will vest and/or settle within 60 days of March 4, 2019, as described in the notes to the tables. Unless otherwise indicated, such shareholders have sole voting and investment power (or share such power with their spouse) with respect to the shares set forth in the tables. The Company knows of no contractual arrangements which may at a subsequent date result in a change in control of the Company.

For the purposes of the tables, beneficial ownership of shares has been determined in accordance with Rule 13d-3 of the SEC, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting or investment power with respect to such securities or has the right to acquire ownership thereof within 60 days. Applicable percentage of ownership is based upon 11,425,954 shares of common stock outstanding as of March 4, 2019, and the relevant number of shares of common stock issuable upon exercise of stock options or other awards which are exercisable or have vested or will be exercisable within 60 days of March 4, 2019. The amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements.

Security Ownership of Certain Beneficial Owners

Name and Address of Shareholders	Number of Shares		Percentage of Class
Robert C. Ducommun	575,879	(1)	5.0%
1155 Park Avenue New York, NY 10128

BlackRock, Inc.	810,536	(2)	7.1%
55 E. 52nd St. New York, NY 10055

Dimensional Fund Advisors LP	956,755	(3)	8.4%
Building One 6300 Bee Cave Road Austin, TX 78746

Paradigm Capital Management, Inc.	636,600	(4)	5.6%
Nine Elm Street Albany, NY 12207

RBC Global Asset Management (U.S.) Inc.	965,501	(5)	8.5%
50 South Fifth St., Suite 2350 Minneapolis, MN 55402

Renaissance Technologies, LLC	596,000	(6)	5.2%
800 Third Avenue New York, NY 10022

(1)

The number of shares includes (i) 50,000 shares held by a foundation of which Mr. Ducommun is an officer, as to which he disclaims any beneficial interest, (ii) 111,929 shares as to which Mr. Ducommun has been granted a proxy to exercise voting power by his sister, Electra D. de Peyster, (iii) a total of 2,950 shares owned by Mr. Ducommun’s wife and daughter, (iv) 5,000 shares held in an IRA for the benefit of himself and (v) 2,000 shares of restricted stock units held by Mr. Ducommun which vest on May 2, 2019. Mr. Ducommun has sole voting and sole investment power as to 411,000 shares (includes 2,000 shares of restricted stock units that vest on May 2, 2019), shared voting power as to 111,929 shares and shared investment power as to 52,950 shares.

(2)	The information is based on a Schedule 13G/A filed with the SEC on February 4, 2019. BlackRock, Inc. has sole voting power as to 785,158 shares and sole investment power as to 810,536 shares.
(3)

The information is based on a Schedule 13G/A filed with the SEC on February 8, 2019. Dimensional Fund Advisors LP has sole voting power as to 918,780 shares and sole investment power as to 956,755 shares.

(4)

The information is based on Schedule 13G/A filed with the SEC on February 12, 2019. Paradigm Capital Management Inc. has sole voting power as to 636,600 shares and sole investment power as to 636,600 shares.

(5)

The information is based on a Schedule 13G/A filed with the SEC on January 30, 2019. RBC Global Asset Management (U.S.) Inc. has shared voting power as to 591,851 shares, and shared investment power as to 965,501 shares.

(6)

The information is based on a Schedule 13G/A filed with the SEC on February 13, 2019. Renaissance Technologies LLC has sole voting power as to 577,200 shares, sole investment power as to 577,200 shares, and shared investment power as to 18,800 shares.

Security Ownership of Directors and Management

Percentage of Class	Number of Shares		Percentage of Class
Richard A. Baldridge	15,400	(1)	*
Gregory S. Churchill	15,400	(1)	*
Robert C. Ducommun	575,879	(2)	5.0%
Dean M. Flatt	24,200	(1)	*
Jay L. Haberland	25,122	(1)	*
Stephen G. Oswald	108,668	(3)	*
Robert D. Paulson	48,867	(1)	*
Shirley G. Drazba	0	(4)	*
Douglas L. Groves	59,779	(5)	*
Rosalie F. Rogers	40,590	(6)	*
Jerry L. Redondo	48,757	(7)	*
Christopher D. Wampler	11,431	(8)	*
All Directors and Executive Officers as a Group (12 persons)	974,093	(9)	8.5%

*	Less than one percent.
(1)	Includes 2,000 shares of restricted stock units that will vest on May 2, 2019.
(2)	See the information set forth in Note 1 to the table under “Security Ownership of Certain Beneficial Owners.”
(3)	Includes 14,000 shares of common stock issuable upon exercise of stock options that have previously vested and are exercisable.
(4)	Ms. Drazba was granted 600 shares of restricted stock units over which Ms. Drazba has voting power but vest on October 18, 2019.
(5)

Includes (i) 18,750 shares of common stock issuable upon exercise of stock options that are vested and are exercisable (ii) 3,833 shares of restricted stock units that will vest within 60 days of March 4, 2019, and (iii) 8,796 shares of common stock that will be issued within 60 days of March 4, 2019 upon the settlement of performance stock units granted in 2016.

(6)

Includes (i) 17,500 shares of common stock issuable upon exercise of stock options that are vested and are exercisable (ii) 3,333 shares of restricted stock units that will vest within 60 days of March 4, 2019, and (iii) 6,597 shares of common stock that will be issued within 60 days of March 4, 2019 upon the settlement of performance stock units granted in 2016.

(7)

Includes 14,500 shares of common stock issuable upon exercise of stock options that are vested and are exercisable (ii) 3,333 shares of restricted stock units that will vest within 60 days of March 4, 2019, and (iii) 6,597 shares of common stock that will be issued within 60 days of March 4, 2019 upon the settlement of performance stock units granted in 2016, and (iii) and 3,334 shares of restricted stock units that will vest within 60 days of March 4, 2019.

(8)

Includes (i) 5,250 shares of common stock issuable upon exercise of stock options that are vested and are exercisable (ii) 2,333 shares of restricted stock units that will vest within 60 days of March 4, 2019, and (iii) 3,848 shares of common stock that will be issued within 60 days of March 4, 2019 upon the settlement of performance stock units granted in 2016.

(9)

The number of shares includes (i) an aggregate of 70,000 shares of common stock issuable upon exercise of stock options held by the Company’s directors and officers that are vested and are exercisable, (ii) an aggregate of 24,832 shares of restricted stock units held by the Company’s directors and officers as a group that will vest within 60 days of March 4, 2019 and (iii) 25,838 shares of common stock that will be issued to certain of the Company’s officers within 60 days of March 4, 2019 upon the settlement of performance stock units granted to such officers in 2016.

PROPOSAL 2: RESOLUTION TO APPROVE EXECUTIVE COMPENSATION ON AN

ADVISORY BASIS

We are asking shareholders to approve on an advisory basis the Company’s named executive officer compensation as reported in this Proxy Statement. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	Provide competitive levels of compensation that relate pay to the achievement of the Company’s financial goals;

•	Recognize individual initiative and performance;

•	Assist the Company in attracting and retaining qualified executives; and

•	Create a pay-for-performance compensation approach to align executive interests with shareholder interests.

Our pay-for-performance compensation approach consists of a mix of shorter-term and longer-term incentive compensation, including annual cash incentives, stock options vesting in annual increments over three years, and performance stock units cliff vesting at the end of three-year performance periods. Consistent with our emphasis on pay-for-performance, in 2018:

•	Approximately 79% of target direct compensation for the chief executive officer was based on performance; and

•	Approximately 62% of target direct compensation of the other named executive officers, depending on position, was based on performance.

We urge shareholders to read the “Compensation Discussion and Analysis” below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative, appearing on pages 33 through 40, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our executive officers reported in this Proxy Statement has supported and contributed to the Company’s success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the Annual Meeting of Shareholders:

RESOLVED, that the shareholders of Ducommun Incorporated (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2019 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program. At the 2017 Annual Meeting, the Company’s shareholders approved, on an advisory basis, that future advisory resolutions on the Company’s named executive officer compensation be conducted every year. The Company considered the outcome of this advisory vote and determined that the Company will conduct annual “say-on-pay” resolutions until the next advisory shareholder vote on this matter is required under Section 14A of the Exchange Act, or until the Board of Directors otherwise determines that a different frequency for such votes is in the best interest of the Company’s shareholders. It is anticipated that the next advisory vote to approve named executive officer compensation will be conducted at the Company’s 2020 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2.

COMPENSATION OF EXECUTIVE OFFICERS

2018 Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis describes the compensation awarded to, earned by, or paid to the Company’s chief executive officer, chief financial officer and three most highly compensated executive officers during 2018, who are listed below (the “named executive officers” or “NEOs”):

•	Stephen G. Oswald, Chairman, President and Chief Executive Officer

•	Douglas L. Groves, Vice President, Chief Financial Officer and Treasurer

•	Jerry L. Redondo, Senior Vice President, Operations and Head of Ducommun Structures

•	Rosalie F. Rogers, Vice President and Chief Human Resources Officer

•	Christopher D. Wampler, Vice President, Controller and Chief Accounting Officer

2018 Operations and Performance

For the three-year period between fiscal years 2016 and 2018, the Company outperformed the median of its peer group, as identified in the Benchmarking and Peer Groups section of this Compensation Disclosure and Analysis, as well as the Russell 2000 Index, measured by the yearly percentage change in cumulative total shareholder return assuming the reinvestment of any dividends:

Comparison of 3 Year Cumulative Indexed TSR

Ducommun Incorporated vs. Median of Peers and Russell 200 Index

Assumes Initial Investment of $100

In addition, 2018 continued to be a period of positive transition and transformation for the Company and this is reflected in the following operational and financial performance highlights for the year:

•	Revenues(1) were $629.3 million for 2018, as compared to $558.2 million for 2017, a year over year increase of 12.7%, reflecting continued growth based on the momentum built in 2017;

•	Operating income(1) was $23.9 million for 2018, as compared to $15.6 million for 2017, an increase of 53.2% from 2017;

•	Operating income margin increased by 110 basis points (“BPS”), from 2.8% or revenues in 2017 to 3.9% of revenues in 2018;

•

Backlog, defined as customer placed purchase orders and long-term agreements with firm fixed price and firm delivery dates of 24 months or less, was $864.4 million at the end of 2018, compared to $726.5 million at the end of 2017, reflecting a nineteen percent (19.0%) increase in demand for the Company’s products in its commercial aerospace end-use markets and defense technologies end-use markets;

•

Gross profit(1) was $122.6 million for 2018, or 19.5% of revenues, as compared to $103.1 million for 2017, or 18.5% of revenues, an improvement of 100 BPS, reflecting the Company’s improved operating performance; and

•

We acquired Certified Thermoplastics Co., LLC (“CTP”), a privately held aerospace and defense manufacturer of plastic extrusion systems for aircraft that added a suite of proprietary products to our overall product offering.

(1)	Based on the Company’s adoption of Accounting Standards Codification 606 “Revenue from Contracts with Customers” as of January 1, 2018.

Enhancement of Shareholder Value

The success of the Company’s pay-for-performance philosophy in compensating its named executive officers, including but not limited to its use of annual cash incentives based on performance targets whose growth is essential for achieving superior long-term shareholder value, and long term equity incentives that further align executive and shareholder interests is demonstrated in the graph below indicating a continued upward trajectory in the Company’s market capitalization between the years 2016 and 2018:

*	Based on 11,193,813 shares outstanding and closing price of $25.56 per share as of December 31, 2016.
**	Based on 11,332,841 shares outstanding and closing price of $28.25 per share as of December 31, 2017.
***	Based on 11,417,863 shares outstanding and closing price of $36.32 per share as of December 31, 2018.

Pay for Performance

The Company’s philosophy in the compensation of its named executive officers is oriented towards a pay-for-performance approach. In 2018, as reported in the Summary Compensation Table and other tables below, performance-based compensation (defined, for this purpose, as all compensation contingent on the achievement of performance goals and/or increases in the Company’s stock price), at target, represented a significant percentage of the total compensation of each of the named executive officers:

Performance-Based Compensation (at target) as a % of Total Direct Compensation (at target) in 2018

* “Equity Incentives” includes the value of equity grants in 2018, based upon grant date fair value as disclosed in the 2018 Summary Compensation Table. “Cash Incentive” includes annual cash incentives to the NEOs, at target, as disclosed in the 2018 Grants of Plan-Based Awards Table. “Salary” reflects actual salaries paid to the NEOs during the 2018, as disclosed in the 2018 Summary Compensation Table.

Significant elements of total compensation of the named executive officers that are performance based are as follows:

•

Annual cash incentives are designed to reward the achievement of annual financial goals. In particular, annual cash incentives are based on the Company’s actual financial performance compared to targets for adjusted operating income and adjusted cash flow from operations, actual financial performance exceeding a minimum adjusted net income, and on the individual performance of the named executive officers.

•

Performance stock units are designed to reward the achievement of long-term growth in the Company’s adjusted diluted earnings per share, long-term reduction in the Company’s leverage, and relative total shareholder return. Performance stock units generally cliff vest at the end of the three-year performance period depending on the Company’s performance relative to the performance metrics.

•

Stock options are designed to reward the achievement of long-term growth in the Company’s stock price. Nonqualified stock options are granted with an exercise price equal to the closing price of the Company’s stock on the NYSE on the date of grant, and vest in annual increments over a period of three (3) years. Stock options will be valuable to the named executive officers only to the extent of any increase in the Company’s stock price over the stock price on the date of grant.

•

Restricted stock units are designed to reward the achievement of long-term growth in the Company’s stock and provide a long-term incentive for the named executive to remain in the employ of the Company. Restricted stock units generally vest in annual increments over a period of three (3) years.

As discussed above, the Company’s executive compensation program reflects strong pay for performance alignment.

The Company’s financial performance was the most significant factor affecting compensation of the named executive officers in 2018. Such performance affected compensation as follows:

•	2018 Annual Cash Incentive. As discussed in further detail below, performance against the 2018 Bonus Plan financial metrics resulted in a payout level of 270%.

•

2016-2018 Performance Stock Units. Performance stock units vested with respect to the three-year performance period from January 1, 2016 to December 31, 2018 at approximately 110% of target in recognition that (i) the Company exceeded the threshold for diluted earnings per share in 2016, 2017 and 2018, and (ii) the Company exceeded the threshold for the leverage ratio in 2016, 2017 and 2018.

Best Pay Practices

The Company’s executive compensation program includes a number of positive pay practices.

What We Have	What We Do Not Have

✓ Approximately 79% of target direct compensation for the chief executive officer (and 62% of the other named executive officers) was based on performance	× We do not provide 280G excise tax gross-ups

✓ We have a clawback policy in place for our annual and long-term incentive plans	× We do not provide any pension, non-qualified or supplemental retirement benefits

✓ We have ownership guidelines in place for executives and directors	× Since 2017, we do not provide for any “single-trigger” equity vesting for equity awards

✓ We provide only modest perquisites	× We prohibit repricing options without shareholder approval

✓ Our Compensation Committee engages an independent compensation consultant	× We prohibit granting stock options with an exercise price below 100% of fair market value

✓ We prohibit executives and directors from pledging Ducommun stock or engaging in hedging transactions involving Ducommun stock

Last Year’s Say on Pay Vote

The Company provided shareholders a “say-on-pay” advisory vote to approve its named executive compensation in 2018, as required under Section 14A of the Exchange Act. At the 2018 Annual Meeting, shareholders expressed substantial support for the compensation of the Company’s named executive officers, with approximately 96% of the votes cast (excluding abstentions) in approval of the “say-on-pay” advisory vote. The Compensation Committee carefully evaluated the results of the 2018 advisory vote in connection with its evaluation of the Company’s executive compensation programs more generally. Ultimately, the Compensation Committee did not make any changes to the Company’s executive compensation program and policies as a result of the 2018 “say-on-pay” vote.

Shareholder Engagement

We have historically been highly engaged with our shareholders on various topics of interest to them. In 2017, we engaged on specific topics of interest to our shareholders, including board diversity. As a result, in 2018, we updated our Corporate Governance Guidelines, as discussed in more detail in the section of this proxy statement under the correspondingly named heading, and appointed Ms. Shirley G. Drazba to our Board, who brings extensive experience in creating high value creation opportunities for the Company’s product lines, as well as experience in leading strategic acquisitions to enhance product portfolios and market positioning. Based upon our “say-on-pay” vote results, we have historically had significant shareholder support for our executive compensation program. As a part of our ongoing dialogue with our shareholders, we will keep the channels of communication open and engage in any areas of concern to our shareholders, including compensation.

2018 Named Executive Officer Compensation

Compensation Objectives

The Company’s compensation programs are designed to provide competitive levels of compensation that relate pay to the achievement of the Company’s financial goals, recognize individual initiative and performance, and assist the Company in attracting and retaining qualified executives. The Company intends for overall compensation of the named executive officers to be at levels that are broadly competitive with other companies of similar size and complexity of operations.

The Company does not target any specific mix of cash versus non-cash compensation or immediate payout versus long-term compensation for its named executive officers. Instead, each element of compensation (salary, annual cash incentive and long-term equity incentives) is paid or awarded in amounts which are each intended to be market competitive and consistent with the principles described above and internal pay equity within the Company.

Compensation Determinations

Decisions relating to compensation of the Company’s executive officers generally are made by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is an independent director of the Company.

Each element of compensation of the chief executive officer is set by the Compensation Committee. Each element of compensation of the other named executive officers is recommended by the chief executive officer and reviewed and approved by the Compensation Committee.

Compensation Elements

The following are the primary elements of named executive officer compensation:

Component	Purpose	Characteristics
Base Salary	Compensate named executive officers for their role and level of responsibility, as well as individual performance.	Fixed component; paid on a bi-weekly basis.
Annual Cash Incentives	Promote the achievement of the Company’s annual corporate financial goals, as well as individual performance.	Performance-based cash incentive opportunity; typically paid in the first quarter of the year following the year for which the cash incentive is earned.
Long-Term Incentives	Stock options, restricted stock units and performance stock units that promote the achievement of the Company’s long-term corporate financial goals and stock price appreciation.

Stock options are granted each year and vest in one-third annual increments over the subsequent three years.

Restricted stock units are granted each year and vest in one-third annual increments over the subsequent three years.

Performance stock units are granted each year and cliff-vest based on the Company’s performance over the subsequent three-year performance period.

Component	Purpose	Characteristics
Perquisites & 401(k) Plan	Provide limited perquisites and retirement benefits.	Automobile allowance. Medical, dental, life and other insurance benefits, and 401(k) matching contributions provided on a non-discriminatory basis with other employees of the Company.
Post-Termination Compensation	Provide contingent payments to attract and retain named executive officers and promote orderly succession for key roles.	Only payable if a named executive officer’s employment is terminated under specific circumstances as described in the applicable severance arrangement.

Salaries

The Company pays salaries to its named executive officers in consideration of the performance of specific roles and responsibilities and competitive market practices. In establishing the salaries for the named executive officers in 2018, the Compensation Committee considered the compensation assessment prepared by Willis Towers Watson PLC (“WTW”), formerly known as Towers Watson, of base salary levels which indicated that the base salary of the chief executive officer and the other named executive officers was generally consistent with the 25th percentile of the peer group data and the 50th percentile of the compensation survey data. The Compensation Committee made the following base salary changes for 2018:

	2018 Base Salary	2017 Base Salary	% Change	Reason for Change

Mr. Oswald	$787,500	$750,000	5.0%	Increase based on Company performance and to align with market

Mr. Groves	$409,500	$390,000	5.0%	Increase based on Company performance and to align with market

Mr. Redondo	$395,200	$380,000	4.0%	Increase based on Company performance and to align with market

Ms. Rogers	$288,112	$275,705	4.5%	Increase based on Company performance and to align with market

Mr. Wampler	$251,732	—		First year identified as an NEO

Annual Cash Incentives

Annual cash incentives are awarded based on the Company’s actual financial performance compared to targets (weighted 75% for adjusted operating income and 25% for adjusted cash flow from operations), and on the individual performance of named executive officers, provided that the Company exceeds an adjusted net income threshold. The Compensation Committee chose adjusted operating income and adjusted cash flow from operations as the performance targets because it believes that growth in these measures is essential to the Company’s objective to provide superior long-term total shareholder return. The Compensation Committee approves at the beginning of the year the thresholds, targets and maximums for the financial performance measures, the threshold for net income and the formula for funding the bonus pool.

Annual cash incentives were targeted at 100% of salary for the chief executive officer, 55% of salary for the chief financial officer, 50% of salary for the senior vice president, operations, 45% of salary for the chief human resources officer, and 40% of salary for the controller and chief accounting officer. In establishing the annual cash incentive target amounts, the Compensation Committee considered the results of WTW’s compensation assessment which indicated the Company’s annual cash incentive target percentages were set appropriately. Annual cash incentives can range from zero to a maximum of three times the targeted percentage for each named executive officer.

In 2018, the Company’s threshold for adjusted net income was $10 million, and the threshold, target and maximum performance goals for adjusted operating income and adjusted cash flow from operations for purposes of funding the 2018 annual cash incentive pool, and its actual adjusted operating income and adjusted cash flow from operations were as follows:

		($ millions)				% Earned (as % of Target)
	Weighting	Threshold	Target	Maximum	Actual
Operating Income (as adjusted)(1)(2)	75%	24.0	30.0	36.0	35.8	220%
Cash Flow from Operations (as adjusted)(2)	25%	36.0	45.0	54.0	46.9	50%

Total	100%					270%

(1)

Actual 2018 operating income was adjusted to add back $14.8 million of restructuring charges and $0.6 million of inventory purchase accounting adjustments for the sell through of inventory that was stepped up as part of the Company’s purchase price allocation from the acquisition of Certified Thermoplastics Co., LLC.

(2)	Actual 2018 operating income and cash flow from operations was adjusted for $0.7 million in expenses related to our debt refinancing.

Performance metric levels are set in line with our annual operating budget for the year. For 2018, our annual operating budget, and hence our performance metric levels, took into account the effect of anticipated impact of significant executive transition costs (including the departure of the Vice President, General Counsel) during 2018.

As reflected in the table above, performance against the 2018 Bonus Plan financial metrics resulted in a payout level of 270% of target.

The annual cash incentive determination for each of the named executive officers is reflected in the table below.

	Eligible Earnings ($)	Target %	Payout %	Total Payout ($)*
Mr. Oswald	773,077	100	270	2,088,000
Mr. Groves	402,000	55	270	597,000
Mr. Redondo	389,354	50	270	526,000
Ms. Rogers	283,340	45	270	345,000
Mr. Wampler	248,912	40	270	269,000

*	The Company has a convention of rounding payout amounts up to the nearest thousand.

Long-Term Equity Incentives

Long-term equity incentives, in the form of stock options, performance stock units and restricted stock units, are granted annually to the named executive officers to attract, motivate and retain these employees. Stock options are performance-based since the stock options will be valuable to the named executive officers only to the extent of any increase in the Company’s stock price after the grant date. Performance stock units are performance-based since the performance stock units are earned only if the Company achieves the specified performance metrics. Restricted stock units are used to provide a direct ownership interest in the Company and a long-term incentive for the named executive officers to remain in the employment of the Company. In addition, such awards align executive and shareholder interests as they increase in value with stock price appreciation.

The Compensation Committee intends for the preponderance of long-term equity incentives to be tied to the long-term financial performance of the Company and its stock. For 2018, the Compensation Committee made the following regular cycle annual long-term equity incentive grants to the named executive officers:

	Stock Options (#)	Performance Stock Units (#s at target)	Restricted Stock Units (#)
Mr. Oswald	32,500	24,500	24,000
Mr. Groves	7,000	6,300	5,000
Mr. Redondo	5,000	4,800	3,500
Ms. Rogers	5,000	4,800	3,500
Mr. Wampler	5,000	4,500	3,100

In determining the aggregate value of long-term equity incentives to grant for 2018, the Compensation Committee considered the results of WTW’s compensation assessment as to the value of long-term equity incentives provided at the 25th percentile of the peer group data and the 50th percentile of the compensation survey data. The Compensation Committee awarded the chief executive officer and the other named executive officers a mix of performance-based and time-based long-term equity incentives that was generally consistent with the market. Such decisions were made after taking into consideration the total prior long-term equity incentives made by the Company and the number of shares available under the Company’s stock incentive plans.

The Compensation Committee has implemented a process whereby all normal cycle long-term equity incentives are awarded in May of each year, and long-term equity incentive grants in 2018 were made consistent with this process. However, long-term equity incentive grants may be made at other times in the event of the new hire of an executive officer or a special award to recognize individual performance. In addition, the timing of the award of normal cycle long-term equity incentives may be changed in the future, as needed, to meet changing circumstances.

Stock Options

The Compensation Committee establishes the grant dates for stock options and does not determine these dates based on knowledge of material nonpublic information or in response to the Company’s stock price. In 2018, the Company awarded stock options to the named executive officers to reward gains in long-term shareholder value. The Company granted stock options, which vest annually over a three-year period, to the named executive officers in 2018 to encourage a focus on long-term goals and objectives that are in the interest of shareholders and to reward the achievement of long-term growth in the Company’s stock price.

Performance Stock Units (FY2018-FY2020) Cycle

In 2018, performance stock units were awarded which may be earned and become vested based upon the achievement of annual adjusted diluted earnings per share targets during each year of the performance period over a three-year performance period (from January 1, 2018 to December 31, 2020), subject to a three-year relative total shareholder return modifier applied at the end of the three-year performance period. The performance stock units will cliff vest at the end of the three-year performance period in amounts from 0% to 250% of the target units depending on the Company’s performance, as follows:

	Adjusted Diluted Earnings Per Share($)			Vesting Percentage of Target Units for Each Year	Three-Year Total
	2018	2019	2020
Maximum	1.58	1.81	2.08	66.6%	200%
Target	1.45	1.54	1.63	33.3%	100%
Threshold	1.37	1.37	1.37	10.0%	30%

In the event that the Company’s performance relative to the performance metrics falls between two of the data points listed in the table above, the percentage of target performance stock units that vest will be determined by linear interpolation between the two data points, rounded to the nearest whole unit. The adjusted diluted earnings per share is calculated, as determined by the Compensation Committee, by adjusting diluted earnings per share for changes in accounting standards, discontinued operations, to exclude gain or loss on the sale of any business or product line, any asset impairment write-offs or charges (whether of goodwill, intangible or tangible assets), transaction-related costs or expenses (including but not limited to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic 805), debt refinancing costs and restructuring and other non-recurring expenses.

After the end of the three-year performance period, the Committee will determine the Company’s relative total shareholder return (compared to the companies in the Russell 2000 Index at the beginning of the performance period) over the performance period. The total number of units earned will then be determined by multiplying the number of units earned relative to the adjusted diluted earnings per share metric by a modifier between 0.75-1.25 to arrive at the vesting range of 0% to 250% for the three-year performance period described above; provided that the modifier will not be greater than 1.0 unless the Company’s total shareholder return over the performance period is greater than zero.

The 2018 performance stock units were awarded to encourage the named executive officers to work with a long-term view in the interest of shareholders and to reward the achievement of long-term growth in the Company’s stock price. The Compensation Committee chose diluted earnings per share as the performance metric to tie executive compensation directly to the annual and long-term growth in the earnings of the Company. The Compensation Committee chose the relative total shareholder return modifier in order to align executive compensation with shareholder value creation.

For the performance periods ending in 2016, 2017, and 2018, performance stock units vested at the following levels as a percentage of target:

PSU Performance Periods Ending in Year	Three Year Cliff Vested Percentage
2016	87%
2017	22%
2018	110%

For the 2018 performance stock units, the Compensation Committee set the threshold adjusted diluted earnings per share level to be equal to actual adjusted diluted earnings per share for 2017, such that the Company must improve adjusted diluted earnings per share relative to the end of the most recently completed fiscal year prior to the grant before any performance stock units will be eligible to vest.

2018 Restricted Stock Units

The Company awarded restricted stock units to the named executive officers in 2018 to reward the achievement of long-term growth in the Company’s stock. Restricted stock units, which vest one-third annually over a three-year period, also are intended to provide a long-term incentive for the named executive officers to remain in the employment of the Company.

Performance Stock Units (FY2016-FY2018) Cycle

The three-year performance period for performance stock units awarded in 2016 ended on December 31, 2018. The performance metrics, which were equally weighted, used for the performance stock units awarded in 2016 were different than the metrics used for the performance stock units awarded in 2018. The two performance metrics used in 2016 were (i) the adjusted diluted earnings per share of the Company during each year of the performance period, and (ii) the leverage ratio of the Company at the end of each year of the performance period.

The threshold, target, and maximum performance levels for performance stock units awarded in 2016, and the actual performance in each of the years 2016-2018, were as follows:

	Adjusted Diluted Earnings Per Share (50% Weighting)			Vesting Percentage of Target Units for Each Year	Leverage Ratio (50% Weighting)			Vesting Percentage of Target Units for Each Year	Three-Year Total
	2016	2017	2018		2016	2017	2018
Maximum	$1.44	$1.65	$1.90	33.33%	2.50	2.25	2.00	33.33%	200%
Target	$1.33	$1.40	$1.49	16.66%	2.90	2.65	2.40	16.66%	100%
Threshold	$1.25	$1.25	$1.25	5%	3.40	3.15	2.90	5%	30%
Actual	$1.34	$1.37	$1.60		2.84	2.70	2.28		110%

Performance stock units vested with respect to the three-year performance period from January 1, 2016 to December 31, 2018 at approximately 110% of target in recognition that (i) the Company exceeded the threshold for diluted earnings per share in 2016, 2017 and 2018, and (ii) the Company exceeded the threshold for the leverage ratio in 2016, 2017 and 2018.

Compensation Consultant

The Compensation Committee retained WTW as an independent compensation consultant directly reporting to the Compensation Committee. WTW did not provide any other services to the Company in 2018 other than those services with respect to the amount, fair value and form of executive compensation provided to the Compensation Committee. The Compensation Committee has reviewed the independence of WTW and completed an assessment of any potential conflicts of interest raised by WTW’s work for the Compensation Committee by considering the following six factors and other factors it deemed relevant: (i) the provision of other services to the Company by WTW; (ii) the amount of fees received from the Company by WTW, as a percentage of the total revenue of WTW; (iii) the policies and procedures of WTW that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the relevant WTW consultants with a member of the Compensation Committee; (v) any Company stock owned by the WTWs consultants; and (vi) any business or personal relationship of the WTW consultants or WTW with any of the Company’s executive officers, and concluded that WTW is independent and there are no such conflicts of interest.

Benchmarking and Peer Groups

The Compensation Committee generally has the compensation consultant prepare a formal executive compensation assessment every year. In November 2017, WTW assessed the Company’s executive compensation compared to a peer group and published compensation survey data, and made recommendations as appropriate for changes in the Company’s executive compensation program (“WTW’s compensation assessment”). The peer group consisted of twelve (12) aerospace, defense and industrial companies identified as market comparators by WTW and the Compensation Committee. The peer group companies had 50th percentile annual sales of $1.5 billion and 25th percentile annual sales of $702 million in the most recent year as of the date of WTW’s compensation assessment. The Company’s annual sales were $558 million in 2017 (the most recent full fiscal year at the time of WTW’s compensation assessment). As discussed below, the Company generally targets the 25th percentile of the peer group data in assessing and establishing compensation for the named executive officers. The peer group approved in 2017 and used for 2018 pay decisions consisted specifically of the following:

• AAR Corp	• Heico Corporation

• Aerojet Rocketdyne Holdings, Inc.(1)	• KLX Inc.

• Astronics Corporation	• Kaman Corporation

• Barnes Group Inc.	• Kratos Defense & Security Solutions, Inc.

• CIRCOR International, Inc.	• Mercury Systems, Inc.

• Cubic Corporation	• Microsemi Corporation

(1)	Formerly known as GenCorp Inc.

As will be discussed in the proxy statement for the 2020 Annual Meeting, the Compensation Committee made certain changes to the peer group used to determine 2019 compensation for the named executive officers.

In addition, WTW’s compensation assessment compared the Company’s executive compensation to published survey compensation data for general industry and manufacturing industry companies with annual revenues of between $500 million to $1 billion, based on the advice of WTW that such compensation survey data would provide a reasonable basis for benchmarking the Company’s executive compensation. The compensation survey data was gathered from the 2017 Top Management Compensation Survey – U.S., Durable Goods Manufacturing or Manufacturing data cuts, published by Willis Towers Watson Data Services, and the 2017 Executive Benchmark Database, published by William M. Mercer. Aggregate compensation data from the surveys was provided to the Compensation Committee.

With respect to the chief executive officer, the chief financial officer, the general counsel, and the SVP of Operations, the Compensation Committee reviewed and continues to rely upon both the peer group data and the published survey compensation data. With respect to the other executive officers, the number of proxy disclosed representative positions in the peer group data was considered insufficient and the Compensation Committee relied (and continues to rely) to a greater extent on the published survey compensation data included in WTW’s compensation assessment. In reviewing the peer group data and the published survey compensation data, the Compensation Committee evaluated the relative percentile ranking of the chief executive officer and the other executive officers with respect to salary, total cash compensation, and total direct compensation. In connection with this evaluation, the Compensation Committee determined the appropriate levels of salary, total cash compensation and total compensation with reference to the 25th percentile of the peer group data (which had annual revenues of approximately $702 million) and the 50th percentile for the published survey compensation data (which had annual revenues of generally falling between $500 million and $1 billion). The Compensation Committee also considers each named executive officer’s scope of responsibility, years of experience, demonstrated performance and marketability, and impact level within the Company relative to other executives in making compensation decisions.

The following graph compares the yearly percentage change in the Company’s cumulative total shareholder return assuming the reinvestment of any dividends with the cumulative total return of the Russell 2000 Index and the median of the Company’s peer group:

Comparison of 3 Year Cumulative Indexed TSR

Ducommun Incorporated vs. Median of Peers and Russell 200 Index

Assumes Initial Investment of $100

Severance and Change in Control Agreements and Practices

The Company has entered into a key executive severance agreement with each of its executive officers providing for cash severance and double trigger equity acceleration upon a qualifying termination in connection with a change in control or limited cash severance upon a qualifying termination outside the context of a change in control. Key executive severance agreements are considered to be a necessary part of the process in the recruitment and retention of qualified executives. The Company does not provide gross-ups for taxes under the key executive severance agreements. The key executive severance agreements are used by the Company to allow its executives to focus on shareholder interests in considering strategic alternatives and to provide income protection for executives in the event of an involuntary termination of employment. Please refer to the section entitled “Potential Payments Upon Termination or Change of Control” below for further discussion of these agreements.

Clawback Policy

The Company has a clawback policy that applies in the event that the Board of Directors determines there has been a restatement due to material noncompliance with financial reporting requirements under U.S. generally accepted accounting principles or SEC rules. If the Board of Directors determines that there has been such a restatement, the Board of Directors has the right, for the benefit of the Company, to recover all incentive payments and all vested performance-based equity awards made to executive officers who are found personally responsible for the material restatement, to the extent that such payments and vested awards were increased due to the inaccurate financial statements. The clawback policy applies to incentive payments and vested performance-based equity awards made to executive officers after October 28, 2016 during the three full years prior to the filing of the report with the SEC announcing the restatement.

Other Compensation

Other compensation and personal benefits paid or made available to the named executive officers are not material. The Company provides an automobile allowance to the named executive officers, as well as medical, dental, life and other insurance benefits. In addition, 401(k) matching contributions are provided to the named executive officers on a non-discriminatory basis with other employees of the Company.

Executive Officer Stock Ownership Policy

The Board of Directors has adopted a stock ownership policy covering certain executive officers of the Company. Under the policy, certain executive officers must acquire and hold shares of the Company’s stock equal in value to a multiple of their annual salary as follows:

Multiple of Salary
Chairman of the Board (if an employee)	3X
President and Chief Executive Officer	3X
Chief Financial Officer and General Counsel	1.5X

Executive officers have five years from the later of the adoption of the policy or their initial election to meet this stock ownership guideline. All officers are in compliance or have additional time in which to comply with the stock ownership guideline.

Tax Deductibility and Gross-Ups

Section 162(m) of the Code (“Section 162(m)”) places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. Prior to the enactment of the 2017 Tax Cuts and Jobs Act, there had been an exemption from this $1 million deduction limit for compensation payments that qualified as “performance-based” under Section 162(m). With the enactment of the 2017 Tax Cuts and Jobs Act, however, the performance-based compensation exemption has been eliminated, except with respect to certain grandfathered arrangements. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

In addition, the change in control provisions described in the section entitled “Severance and Change in Control Agreements and Practices” could subject an executive to an excise tax on an “excess parachute payment” under Internal Revenue Code Section 4999. The Company does not provide any gross-up to its executives for any excise tax due under this section of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Submitted by the Compensation Committee,

Dean M. Flatt—Chairperson
Gregory S. Churchill
Robert D. Paulson

2018 Summary Compensation Table

The Summary Compensation Table and the other tables which follow disclose (in accordance with SEC rules) the compensation for the years ended December 31, 2018, 2017 and 2016 awarded to, earned by or paid to all individuals serving as the Company’s chief executive officer and chief financial officer during 2018, and the other three most highly paid executive officers of the Company during 2018 (collectively, the “named executive officers”). Columns have been omitted from the tables when there has been no compensation awarded to, earned by or paid to any of the named executive officers required to be reported in that column in any year covered by the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Stephen G. Oswald	2018	773,077	—	1,700,510	410,510	2,088,000	34,508	5,006,605
Chairman, President and Chief Executive Officer	2017	692,308	—	3,140,081	339,198	485,000	286,406	4,942,991
Douglas L. Groves	2018	402,000	—	398,734	88,417	597,000	30,813	1,516,964
Vice President, Chief Financial Officer and Treasurer	2017	380,385	—	304,025	70,746	134,000	26,992	916,147
	2016	340,000	—	238,800	78,330	111,000	28,337	796,467
Jerry L. Redondo	2018	389,354	—	293,614	63,155	526,000	30,552	1,302,675
Senior Vice President, Operations and Head of Ducommun Structures	2017	338,077	—	406,265	47,164	120,000	29,441	940,946
	2016	265,000	—	199,000	65,275	69,000	24,861	623,136
Rosalie F. Rogers	2018	283,340	—	293,614	63,155	345,000	28,553	1,013,662
Vice President and Chief Human Resources Officer	2017	273,666	—	227,625	47,164	87,000	23,568	659,023
	2016	265,101	—	199,000	65,275	78,000	24,100	631,476
Christopher D. Wampler Vice President, Controller and Chief Accounting Officer	2018	248,912	—	269,300	63,155	269,000	24,873	875,240

(1)

These columns show the grant date fair value of awards granted to Messrs. Oswald, Groves, Redondo and Wampler, and Ms. Rogers computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The methodology and assumptions used in the valuation of stock option awards, performance stock units (“PSUs”) and restricted stock units (“RSUs”) are contained in Footnote 11 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2018.

(2)

Stock awards to the named executive officers consist of PSUs and RSUs in each year. The value of PSUs, which are subject to performance conditions, are shown in the table above based on the probable outcome of the performance conditions as of the grant date for the award. The following table shows the maximum values for the PSUs as of the grant date year of the award:

Name	Year of Award	Maximum Performance Stock Unit Grant Date Fair Value ($)
Stephen G. Oswald	2018	2,277,275
	2017	6,299,876

Douglas L. Groves	2018	585,585
	2017	437,525
	2016	254,720

Jerry L. Redondo	2018	446,160
	2017	318,200
	2016	191,040

Rosalie F. Rogers	2018	446,160
	2017	318,200
	2016	191,040

Christopher D. Wampler	2018	418,275

(3)	Non-equity incentive plan compensation was earned for each year ended and was paid in the first quarter of the following year.
(4)	The following table discloses each item included in the “All Other Compensation” column for 2018:

Name	Automobile Allowance ($)	Retro & Other Pay Adjustments ($)	Life Insurance Premiums ($)	Company Contributions to 401(k) Plan ($)	Total ($)
Stephen G. Oswald	17,874	7,212	1,172	8,250	34,508
Douglas L. Groves	17,874	3,750	939	8,250	30,813
Jerry L. Redondo	17,883	3,508	912	8,250	30,553
Rosalie F. Rogers	17,874	2,386	663	7,630	28,553
Christopher D. Wampler	17,874	1,410	583	5,006	24,873

2018 Grants of Plan-Based Awards Table

The following table provides information on the 2018 Bonus Plan, the grant of stock options (“SO”s) and the award of performance stock units (“PSU”s) and restricted stock units (“RSU”s) to the named executive officers during 2018:

		Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)
Stephen G. Oswald
2018 Bonus Plan		0	773,077	2,319,231
SOs	5/14/2018								32,500	32.90	410,510
PSUs	3/14/2018					24,500	61,250				910,910
RSUs	5/14/2018							24,000			789,600

Douglas L. Groves
2018 Bonus Plan		0	221,100	663,300
SOs	5/14/2018								7,000	32.90	88,417
PSUs	3/14/2018					6,300	15,750				234,234
RSUs	5/14/2018							5,000			164,500

Jerry L. Redondo
2018 Bonus Plan		0	194,677	584,031
SOs	5/14/2018								5,000	32.90	63,155
PSUs	3/14/2018					4,800	12,000				178,464
RSUs	5/14/2018							3,500			115,150

Rosalie F. Rogers
2018 Bonus Plan		0	126,506	379,517
SOs	5/14/2018								5,000	32.90	63,155
PSUs	3/14/2018					4,800	12,000				178,464
RSUs	5/14/2018							3,500			115,150

Christopher D. Wampler
2018 Bonus Plan		0	99,371	298,113
SOs	5/14/2018								5,000	32.90	63,155
PSUs	3/14/2018					4,500	11,250				167,310
RSUs	5/14/2018							3,100			101,990

(1)	The target and maximum amounts of awards are based on the bonus-eligible salary of each of the named executive officers at December 31, 2018.
(2)	The fair value of the performance stock units are shown based on the probable outcome of the performance conditions as of the date of grant for the awards.

2018 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information on unexercised stock options (“SO”s) and unvested performance stock units (“PSU”s) and restricted stock units (“RSU”s) granted to the named executive officers that were outstanding on December 31, 2018:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(4)	Equity Incentive Plan Awards: Market or Payout Values of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stephen G. Oswald
SOs	1/23/2017	7,000	21,000	29.53	1/22/2024
SOs	5/14/2018		32,500	32.90	5/14/2028
PSUs	1/23/2017							80,000	2,905,600
PSUs	3/20/2017							18,495	760,178
PSUs	3/14/2018							16,170	593,215
RSUs	1/23/2017					14,000	508,480
RSUs	5/14/2018					24,000	871,680

Douglas L. Groves
SOs	3/18/2014	6,000		24.90	3/17/2021
SOs	3/30/2015	5,250	1,750	25.51	3/29/2022
SOs	3/23/2016	6,000	6,000	15.92	3/22/2023
SOs	3/20/2017	1,500	4,500	28.67	3/19/2024
SOs	5/14/2018		7,000	32.90	5/14/2028
PSUs	3/20/2017							6,678	242,545
PSUs	3/14/2018							8,358	303,563
RSUs	3/23/2016					2,333	84,747
RSUs	3/20/2017					3,000	108,960
RSUs	5/14/2018					5,000	181,600

Jerry L. Redondo
SOs	7/31/2013	5,000		22.84	7/30/2020
SOs	3/23/2016	5,000	5,000	15.92	3/22/2023
SOs	3/20/2017	1,000	3,000	28.67	3/19/2024
SOs	5/14/2018		5,000	32.90	5/14/2028
PSUs	3/20/2017							4,857	176,406
PSUs	3/14/2018							6,368	231,286
RSUs	3/23/2016					2,167	78,693
RSUs	1/5/2017					3,500	127,120
RSUs	3/20/2017					2,333	84,747
RSUs	5/14/2018					3,500	127,120

Rosalie F. Rogers
SOs	3/30/2015	6,000	2,000	25.51	3/29/2022
SOs	3/23/2016	5,000	5,000	15.92	3/22/2023
SOs	3/20/2017	1,000	3,000	28.67	3/19/2024
SOs	5/14/2018		5,000	32.90	5/14/2028
PSUs	3/20/2017							4,857	176,406
PSUs	3/14/2018							6,368	231,286
RSUs	3/23/2016					2,167	78,693
RSUs	3/20/2017					2,333	84,747
RSUs	5/14/2018					3,500	127,120

Christopher D. Wampler
SOs	7/31/2013	750		22.84	7/30/2020
SOs	3/23/2016	1,250	2,500	15.92	3/22/2023
SOs	3/20/2017	1,000	3,000	28.67	3/19/2024
SOs	5/14/2018		5,000	32.90	5/14/2028
PSUs	3/20/2017							4,857	176,406
PSUs	3/14/2018							5,970	216,830
RSUs	3/23/2016					1,167	42,373
RSUs	3/20/2017					2,333	84,747
RSUs	5/14/2018					3,100	112,592

(1)

The unexercisable stock options become exercisable in increments on the anniversary date of the date of grant as follows: (i) for stock options granted in 2013, all were vested and exercisable in 2017, (ii) for stock options granted in 2014, all were vested and exercisable as of 2018, (iii) for stock options granted in 2015, three-quarters vested and were exercisable as of 2018 and the remaining one-quarter will become exercisable in 2019, (iv) for stock options granted in 2016, one-half vested and were exercisable in 2018 and the remaining one-quarters will vest and become exercisable in each of 2019 and 2020, respectively, (v) for stock options granted in 2017, one-fourth vested and became exercisable in each of 2018, 2019, and 2020, and (vi) for stock options granted in 2018, one-third vest and become exercisable in each of 2019, 2020, and 2021.

(2)

The unvested restricted stock units vest as follows: (i) with respect to the grants in 2015, the shares fully vested as of March 2018, (ii) with respect to the grants in 2016, two-thirds of the shares vested as of March 2018 and one-third will vest in March 2019, and (iii) with respect to the grants in 2017, one-third of the shares vested in March 2018, and one-third will vest in each of March 2019 and 2020, respectively, except with respect to the grants made to Mr. Redondo on January 5, 2017 for which one-half of the shares vested in January 2018 and the other half will vest in January 2019.

(3)

Performance stock units are shown based on the Company’s actual achievement of performance measures for periods through year-ended 2018 and at 100% of the target number of shares for periods after year-ended 2018. The performance stock units will vest if the performance conditions are met as follows: (i) grants in 2017 will vest, if at all, based on achievement of the performance metrics on December 31, 2019 and will be settled in the first quarter of 2020, and (ii) grants in 2018 will vest, if at all, based on achievement of the performance metrics on December 31, 2020 and will be settled in the first quarter of 2021.

(4)

The amounts for performance stock units (“PSUs”) are calculated based on the number of unvested PSUs and the closing price of the Company’s common stock on the NYSE on the last trading day of 2018 ($36.32). The number of unvested PSUs has been calculated based on the Company’s actual achievement of performance measures for periods through year-end 2018 and at 100% of the target number of shares for periods after year-end 2018. PSUs granted in 2016 are not included since they are considered to be fully vested at December 31, 2018.

2018 Option Exercises and Stock Vested Table

The following table provides information on the exercise of stock options and vesting of stock for the named executive officers during 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Stephen G. Oswald	0	0	7,000	199,010
Douglas L. Groves	9,000	220,140	14,129	550,670
Jerry L. Redondo	0	0	14,764	532,173
Rosalie F. Rogers	9,750	167,430	11,430	437,692
Christopher D. Wampler	0	0	7,015	265,613

(1)

The number of shares reflects restricted stock units that vested during the year, together with the number performance stock units that vested in respect of the 2016 performance stock units, for which the performance period ended on December 31, 2018.

2018 Pension Benefits Table

The Company does not provide pension benefits to any of its named executive officers.

2018 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company does not provide any nonqualified defined contribution or other nonqualified deferred compensation plans to any of its named executive officers.

Potential Payments Upon Termination or Change in Control

The Company has entered into key executive severance agreements with each of its executive officers. The key executive severance agreements provide that if a change in control of the Company occurs and there is qualifying termination of employment of the named executive officer within three months prior to or 24 months following the change in control of the Company, the named executive officer shall be entitled to receive payment in a single lump sum of an amount equal to two times the annual base salary of the executive officer prior to the change in control and two times the target annual cash incentive of the executive officer under the Company’s annual cash incentive plan in effect during the year prior to the change in control. Further, with respect to long-term equity incentives granted to such executive officers, (i) stock options become fully exercisable immediately, (ii) performance stock units become vested immediately based on the Company’s actual achievement of performance measures for periods through the date of termination of employment and at the target number of shares for periods after the date of termination of employment, and (iii) restricted stock units vest immediately.

As used herein, a change in control of the Company is generally deemed to have occurred in the event of certain tender offers, mergers or consolidations, the sale, exchange or transfer of substantially all of the assets of the Company, the acquisition by a person or group of certain percentages of the outstanding voting securities of the Company, the consummation of a plan of liquidation or dissolution of the Company, or certain changes in the members of the Board of Directors of the Company.

The key executive severance agreements also provide that if there is a qualifying termination of employment of the named executive officer at any time other than in connection with a change in control of the Company as described above, the named executive officer shall be entitled to receive payment of his or her full salary for a period of one year (or, two years in the case of the CEO), payment of the amount of any annual cash incentive for a past year which has not yet been awarded or paid and continuation of benefits for a period of one year (or, two years in the case of the CEO).

A qualifying termination of employment includes any termination of employment of a named executive officer other than a termination for cause, except for death, disability or retirement. Termination for cause is defined in the key executive severance agreements as termination of an executive’s employment by the Company upon (i) the willful and continued failure by the executive to substantially perform his or her duties with the Company other than any such failure resulting from his or her incapacity due to physical or mental illness, after a demand for substantial performance is delivered to the executive by the chief executive officer or the Compensation Committee which specifically identifies the manner in which the executive has not substantially performed his or her duties, or (ii) the willful engaging by the executive in misconduct which is materially injurious to the Company, monetarily or otherwise, and that constitutes on the part of the executive common law fraud or a felony. For purposes of this definition, no act or failure to act, on the executive’s part, is considered “willful” unless done, or omitted to be done, by the executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company. In the event of a change in the executive’s position or duties, a reduction in the executive’s salary as increased from time to time, a removal from eligibility to participate in the Company’s annual cash incentive plan and other events as described in the key executive severance agreements, then the executive shall have the right to treat such event as a termination of his or her employment by the Company without cause and to receive the payments and benefits described above.

If a change in control of the Company occurs and there is a qualifying termination of employment of a named executive officer within three months prior to or 24 months following the change in control of the Company, the named executive officer would receive the amounts in the table below in the column “Termination of Employment in Connection with Change in Control.” If there is a qualifying termination of employment of the named executive officer at any time other than as described in the preceding sentence, the named executive officer would receive the amounts in the table below in the column “Other Termination of Employment.”

Name	Benefits	Termination of Employment in Connection with a Change in Control ($)	Other Termination of Employment
Stephen G. Oswald	Salary(1)	1,575,000	1,575,000
	Bonus(1)	1,575,000	0
	Benefits	30,526	30,526
	Stock Options(3)	253,740	0
	Performance Stock Units(4)	4,297,782	0
	Restricted Stock Units(5)	1,380,160	0

	Total	9,112,208	1,605,526

Douglas L. Groves	Salary(2)	819,000	409,500
	Bonus(2)	442,200	0
	Benefits	0	14,668
	Stock Options(3)	199,683	0
	Performance Stock Units(4)	546,108	0
	Restricted Stock Units(5)	375,307	0

	Total	2,382,298	424,168

Jerry L. Redondo	Salary(2)	790,400	395,200
	Bonus(2)	389,354	0
	Benefits	0	20,630
	Stock Options(3)	142,050	0
	Performance Stock Units(4)	407,692	0
	Restricted Stock Units(5)	417,680	0

	Total	2,147,176	415,830

Rosalie F. Rogers	Salary(2)	576,223	288,112
	Bonus(2)	253,011	0
	Benefits	0	14,308
	Stock Options(3)	163,670	0
	Performance Stock Units(4)	407,692	0
	Restricted Stock Units(5)	290,560	0

	Total	1,691,156	302,420

Christopher D. Wampler	Salary(2)	503,464	251,732
	Bonus(2)	199,130	0
	Benefits	0	13,819
	Stock Options(3)	91,050	0
	Performance Stock Units(4)	393,236	0
	Restricted Stock Units(5)	239,712	0

	Total	1,426,592	265,551

(1)	The amount of salary continuation for the Chairman, President and CEO is based on an amount equal to two times base salary as of December 31, 2018 plus two times the target bonus.
(2)

The amounts of salary continuation are based on an amount equal to two (2) times the base salary as of December 31, 2018 plus two times the target annual bonus of the Named Executive Officer under the Company’s Bonus Plan in effect during the year prior to the Change in Control.

(3)

The amounts for stock options are calculated based on the positive difference, if any, between the exercise prices of the unexercisable stock options held by the named executive officers on December 31, 2018 and the closing price of the Company’s common stock on the NYSE on the last trading day of 2018 ($36.32).

(4)

The amounts for performance stock units (“PSUs”) are calculated based on the number of unvested PSUs and the closing price of the Company’s common stock on the NYSE on the last trading day of 2018 ($36.32). The number of unvested PSUs has been calculated based on the Company’s actual achievement of performance measures for periods through year-end 2018 and at 100% of the target number of shares for periods after year-end 2018. PSUs granted in 2016 are not included since they are considered to be fully vested at December 31, 2018.

(5)

The amounts for restricted stock units (“RSUs”) are calculated based on the number of unvested RSUs and the closing price of the Company’s common stock on the NYSE on the last trading day of 2018 ($36.32).

PAY RATIO DISCLOSURE

Mr. Oswald’s 2018 annual total compensation was $5,006,605; the 2018 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2018, other than our CEO, Stephen G. Oswald, was $56,628, and the ratio of these amounts was 88-to-1. For these purposes, in order to better reflect our employee compensation practices, annual total compensation for our median employee and for our CEO includes the dollar value of non-discriminatory welfare benefits, which are not required to be reported as compensation for our CEO in the Summary Compensation Table on page 33. For these purposes, our median employee for 2018 is the same median employee identified in 2017. While we experienced a slight decrease in our employee population in 2018, the median employee identified in 2017 continues to be an employee of the Company, and the decrease was not significant given the relative size of our Company. Thus, we believe that there were no changes in 2018 that would result in a material change in the pay ratio disclosure of our median employee.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on payroll records and the methodology described below. For these purposes, we identified the median compensated employee using base annual pay, excluding overtime, for calendar year 2018, which we annualized for any permanent employee who did not work for the entire year. As permitted by SEC rules, we excluded approximately 81 employees located in Thailand, who in the aggregate represented less than 5% of our 2,426 employees.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial statements and internal control over financial reporting on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements to U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements, interim financial statements, and the Company’s internal control over financial reporting. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communication with Audit Committees. In addition, the Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Jay L. Haberland—Committee Chair

Richard A. Baldridge

Robert C. Ducommun

The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not be deemed filed under such Acts.

ANNUAL REPORT TO SHAREHOLDERS

The Company’s Annual Report to Shareholders for 2018 will be made available to shareholders at the same time as this Proxy Statement. Our 2018 Annual Report and Proxy Statement are posted on our website at http://materials.proxyvote.com/264147. If any person who was a beneficial owner of the common stock of the Company on March 4, 2019 desires a complete copy of the Company’s Annual Report on Form 10-K, including the exhibits thereto, he/she/it will be provided with such materials without charge upon written request. The request should identify the requesting person as a beneficial owner of the Company’s stock as of March 4, 2019 and should be directed to Ducommun Incorporated, 200 Sandpointe Avenue, Suite 700, Santa Ana, California 92707-5759, Attn: Rajiv A. Tata, Secretary. The Company’s Annual Report on Form 10-K, including the exhibits thereto, is also available through the SEC’s website at http://www.sec.gov.

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding Company stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these shareholders notify us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, Annual Report, or Proxy Statement mailed to you, please submit a request in writing or by telephone by contacting Ducommun Incorporated, 200

Sandpointe Avenue, Suite 700, Santa Ana, California 92707-5759, Attn: Rajiv A. Tata, Secretary, or by telephone at (657) 335-3665, and we will promptly send you the materials you have requested. However, please note that if you want to receive a paper proxy card or voting instruction card or other proxy materials for the purposes of this year’s Annual Meeting, you will need to follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Corporate Secretary at the telephone number noted previously if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

MANAGEMENT’S REPORT ON INTERNAL CONTROL

Internal Control and Procedures

Management of the Company has assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission Internal Control-Integrated Framework (2013). Based on our assessment and those criteria, management concluded that the Company maintained effective internal control over financial reporting as of December 31, 2018.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2018 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report, which is included in Item 9A of the Company’s Annual Report on Form 10-K.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm selected for the current year, as well as for the year ended December 31, 2018, is PricewaterhouseCoopers LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, billed the Company for the following professional services rendered for the years ended December 31, 2018 and December 31, 2017, respectively:

	2018	2017
Audit Fees(1)	$2,432,267	$2,127,000
Audit-Related Fees(2)	362,000	103,380
All Other Fees(3)	4,500	5,100

Total	$2,798,767	$2,235,480

(1)

Professional services rendered for the audit of the Company’s annual financial statements, review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services normally provided by the accountant in connection with statutory and regulatory filings for these years.

(2)

Professional services rendered related to services supporting the Company’s adoption of ASC 606, Revenue from Contracts with Customers, which was effective January 1, 2018, and ASC 842, Lease Accounting, which was effective January 1, 2019.

(3)	Represents all other fees billed in connection with a subscription to PricewaterhouseCoopers’ accounting and disclosure tools.

Policy for Pre-Approval of Independent Accountant Services

For audit services, the independent accountant provides the Audit Committee with an engagement letter outlining the scope of audit services to be performed in connection with the year-end audit, the quarterly financial statement reviews for the three quarters of the following year, and other audit-related services (which are services that are reasonably related to the performance of the audit or review of the Company’s financial statements) and the proposed audit service fees related thereto. If approved by the Audit Committee, this engagement letter is formally signed by the chairman of the Audit Committee acting on behalf of the Audit Committee.

For non-audit services, Company management submits to the Audit Committee for approval each year a schedule of non-audit services that it recommends the Audit Committee engage the independent accountant to provide in connection with the year-end audit and during the following year. The schedule includes a description of the planned non-audit services and an estimated budget for such services. To ensure the prompt handling of unexpected requirements, the Audit Committee has delegated to the chairman of the Audit Committee the authority to amend, supplement or modify the schedule of approved permissible non-audit services. The Chairman of the Audit Committee reports any such actions taken to the Audit Committee at the next Audit Committee meeting.

The Audit Committee pre-approved 100% of the aggregate fees of the independent accountant for 2018 and 2017.

PROPOSAL 3: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019. The Board of Directors urges you to vote for ratification of that appointment. A representative of PricewaterhouseCoopers LLP plans to be present at the Annual Meeting, will be given an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019.

SHAREHOLDER PROPOSALS

From time to time individual shareholders of the Company may submit proposals which they believe should be voted upon by the shareholders. The SEC has adopted regulations which govern the inclusion of such proposals in the Company’s annual proxy materials. All such written proposals must be received by the Secretary of the Company no later than November 20, 2019 and must comply with the SEC regulations, in order to be considered for inclusion in the Company’s 2020 proxy materials.

The Company’s Bylaws require that notice of shareholder proposals made outside of Rule 14a-8 under the Exchange Act must be received by the Secretary of the Company, in accordance with the requirements of the Bylaws, no later than sixty days and no earlier than one hundred thirty-five days prior to the annual meeting; provided, however, that in the event that less than thirty-five days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by a shareholder, to be timely, must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed tor such public disclosure was made.

The Company’s Bylaws further provide that no person (other than a person nominated by the Board) will be eligible to be elected a director at an annual meeting of shareholders unless the Secretary of the Company has received, not less than one hundred twenty days prior to the date of such meeting, notice of the nomination of such person.

OTHER BUSINESS

The Board of Directors does not know of any other business which will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting, or any adjournment or postponement thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

By order of the Board of Directors

Rajiv A. Tata

Secretary

Santa Ana, California

March 20, 2019

END OF DOCUMENT

END VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/30/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS DUCOMMUN INCORPORATED 200 SANDPOINTE AVENUE, #700 If you would like to reduce the costs incurred by our company in mailing proxy materials, SANTA ANA, CA 92707 you can consent to receiving all future proxy statements, proxy cards and annual reports ATTN: RAJIV TATA electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/30/2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends a vote FOR the nominees listed: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Robert C. Ducommun 02 Dean M. Flatt 03 Jay L. Haberland The Board of Directors recommends a vote FOR Proposals 2 and 3. For Against Abstain 2. Advisory resolution on executive compensation. 0 0 0 3. Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public 0 0 0 Accounting Firm for 2019. NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. . 18 . 1 . 0 R1 1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000406644 partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com DUCOMMUN INCORPORATED Annual Meeting of Shareholders May 1, 2019 9:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints RAJIV A. TATA and ROSALIE F. ROGERS, and each of them (with full power to act without the other), the agents and proxies of the undersigned, each with full power of substitution, to represent and to vote, as specified below, all of the shares of Common Stock of Ducommun Incorporated, a Delaware corporation, held of record by the undersigned on March 4, 2019, at the Annual Meeting of Shareholders to be held on May 1, 2019, and at any adjournments or postponements thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. This proxy may be revoked at any time prior to the voting thereof. All other proxies heretofore given by the undersigned are hereby expressly revoked. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PLEASE MARK, DATE, SIGN, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. R1.0.1.18 _ 2 0000406644 (Continued and to be marked, dated, and signed on the other side)